Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-83766 and 333-120422), and Form S-3 (File No. 333-117036) of Encore Acquisition Company and in the related Prospectuses of our reports dated February 28, 2007, with respect to the consolidated financial statements of Encore Acquisition Company, Encore Acquisition Company managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Encore Acquisition Company, included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Fort Worth, Texas
February 28, 2007